EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of June 4, 2003, by and among CARECENTRIC, INC., a Delaware corporation ("COMPANY"), BORDEN ASSOCIATES, INC., a Delaware corporation ("BORDEN"), JOHN E. REED ("JOHN REED"), STEWART B. REED ("STEWART REED"), and JAMES A. BURK ("JAMES
A. BURK") (John Reed, Stewart Reed, and James Burk are hereinafter sometimes referred to individually as an "INVESTOR," and collectively as the "INVESTORS").

     WHEREAS, the respective Boards of Directors of Company and Borden have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the statutory merger, on the terms and subject to the conditions set forth in this Agreement, of Borden with and into Company (the "MERGER");

     WHEREAS, the respective Boards of Directors of Company and Borden have approved, in accordance with the applicable provisions of the laws of the State of Delaware ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Merger;

     WHEREAS, the Board of Directors of Company has resolved to recommend to its stockholders approval and adoption of this Agreement, approval of the Merger, and approval of the issuance of shares of Company's Common Stock, $0.001 par value per share (the "COMPANY COMMON STOCK") to the Investors in connection with the Merger;

     WHEREAS, the Board of Directors of Borden has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger; and

     WHEREAS, Company, Borden, and the Investors desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Borden shall be merged with and into Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Borden shall cease and Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

     SECTION 1.02. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., Atlanta time, on a date to be specified by the parties, which shall be not later than the second Business Day (as defined in Section 8.13) after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, NE, Atlanta, Georgia, 30309, unless another time, date, or place is agreed to in

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writing by Borden and Company.  The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

     SECTION 1.03. EFFECTIVE TIME OF THE MERGER. As soon as practicable on or after the Closing Date, the parties shall: (a) file a certificate of merger (the "CERTIFICATE OF MERGER") in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL; and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Borden and Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME."

     SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

     SECTION 1.05. CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION.

          (a) At the Effective Time, the Certificate of Incorporation of Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

          (b) The Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until thereafter changed or amended as provided therein or by applicable Delaware Law.

     SECTION 1.06. DIRECTORS OF SURVIVING CORPORATION. The directors of Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. OFFICERS OF SURVIVING CORPORATION. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     SECTION 2.01 CONVERSION OF SECURITIES. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Borden, Company or any of their respective securityholders:

          (a) COMPANY COMMON STOCK.

               (i) Small Stockholders. Each share of Company Common Stock, other than any Dissenting Shares (as defined in Section 2.01(f)), outstanding at the close of business on the last Business Day to precede the Closing Date (the "MEASUREMENT Date") Held (as defined in Section 8.13) by a Small Stockholder (as


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defined in Section 8.13),  shall be deemed canceled and converted into the right to receive cash in an amount equal to $0.75, without interest (the "PER SHARE CASH MERGER CONSIDERATION"), and each such share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate that immediately prior to the Effective Time evidenced a Small Stockholder's ownership of shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Cash Merger Consideration.

               (ii) Continuing Stockholders. Each share of Company Common Stock, other than any Dissenting Shares, outstanding at the close of business on the Measurement Date Held by a Continuing Stockholder (as such term is defined in Section 8.13), shall continue to represent one share of Company Common Stock, and each certificate that immediately prior to the Effective Time evidenced a Continuing Holder's ownership of shares of Company Common Stock shall continue to evidence ownership of the same number of shares of the Surviving Corporation.

          (b) COMPANY PREFERRED STOCK. Each share of Company's Preferred Stock (as defined in Section 3.01(e)) outstanding at the Effective Time shall continue to represent one share of Company's Preferred Stock of the same class and series with all of the same designated rights and preferences as immediately prior to the Merger.

          (c) BORDEN COMMON STOCK. Each share of common stock of Borden, par value $0.001 per share ("BORDEN COMMON STOCK"), issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive that number of fully paid and nonassessable shares of Company Common Stock equal to (i) the quotient of the total amount of cash to be paid in respect of the shares of Company Common Stock pursuant to Section 2.01(a)(i) (the "TOTAL CASH MERGER CONSIDERATION") divided by the Per Share Cash Merger Consideration, divided by (ii) the number of shares of Borden Common Stock issued and outstanding immediately prior to the Effective Date. All shares of Company Common Stock issued pursuant to this Section 2.01(c) (the "MERGER SHARES") shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to ownership thereof.

          (d) FRACTIONAL SHARES. No fraction of a share of Company Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Borden Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock to be received by such holder) shall be entitled to receive from Company an amount of cash (rounded to the nearest whole cent) equal to the product of
(i) such fraction, multiplied by (ii) Per Share Cash Merger Consideration.

          (e) ADJUSTMENTS TO MERGER CONSIDERATION. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, reclassification, combination, recapitalization, or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time, then each of the Per Share Cash Merger Consideration and the Merger Shares shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by


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this Agreement prior to such stock split,  reverse stock split,  stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

          (f) DISSENTING STOCKHOLDERS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and of Company's Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("DISSENTING SHARES"), shall, if held by a Small Stockholder, not be converted into the right to receive the Per Share Cash Merger Consideration as provided in Section
2.01(a)(i), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Dissenting Shares under Section 262 of DGCL shall cease and each such Dissenting Share, if held by a Small Stockholder, shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Cash Merger Consideration as provided in Section 2.01(a)(i). Company shall serve prompt notice to Borden and the Investors of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by Company, and Borden and the Investors shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Company shall not, without the prior written consent of Borden, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

     SECTION 2.03 SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Company's transfer agent shall act as exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) PROVISION OF TOTAL CASH MERGER CONSIDERATION. Subject to the conditions set forth in Article VI of this Agreement, Borden shall provide the Total Cash Merger Consideration to the Exchange Agent in cash prior to the Effective Time.

          (c) EXCHANGE PROCEDURES. Within two Business Days following the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of (i) Company Common Stock converted into the right to receive the Per Share Cash Consideration pursuant to
Section 2.01(a)(i) ("COMPANY CERTIFICATES"), and (ii) Borden Common Stock converted into the right to receive Merger Shares pursuant to Section 2.01(c) ("BORDEN CERTIFICATES," together with the Company Certificates, the "CERTIFICATES"): (A) a form of letter of transmittal (the "LETTER OF TRANSMITTAL"); and (B) instructions for use of the Letter of Transmittal in effecting the surrender of either the Company Certificates in exchange for such holder's pro rata portion of the Total Cash Merger Consideration or the Borden Certificates in exchange for such holder's pro rata portion of the Merger Shares. The Letter of Transmittal shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt thereof by the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably


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specify.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to  such  other  agent  or  agents  as may  be  appointed  by  the  Surviving
Corporation, together with a properly completed and duly executed Letter of Transmittal, (i) the holder of record of such Certificate shall be entitled to receive: (A) if it is a Company Certificate, a check in the amount equal to such holder's pro rata portion of the Total Cash Merger Consideration as determined pursuant to Section 2.01(a)(i) hereof in respect of such Certificate; or (B) if it is a Borden Certificate, a certificate representing the number of whole shares of Company Common Stock to which such holder is entitled pursuant to
Section 2.01(c) and cash in lieu of fractional shares (if any), to which such holder is entitled pursuant to Section 2.01(d); and (ii) such Certificate shall be canceled. Until so surrendered, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive such holder's pro rata portion of either (x) the Total Cash Merger Consideration contemplated by Section 2.01(a)(i), or (y) the Merger Shares contemplated by Section 2.01(c). Notwithstanding anything contained herein to the contrary, no interest shall be paid or shall accrue on any cash payable to any holder of a Certificate pursuant to the provisions of this Article II.

          (d) NO  LIABILITY.  Notwithstanding  anything to the  contrary in this
Section 2.03, none of the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any Certificate has not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the pro rata portion of the Total Cash Merger Consideration contemplated by Section 2.01(a)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as such term is defined in Section 8.13)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

     SECTION 2.04 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK OR BORDEN COMMON STOCK. The Per Share Cash Merger Consideration issued or issuable following the surrender for exchange of Company Certificates in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the Company Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. The Merger Shares issued or issuable following the surrender for exchange of Borden Certificates representing shares of Borden Common Stock in accordance with the terms hereof shall be issued or issuable in full satisfaction of all rights pertaining to such shares of Borden Common Stock, and there shall be no further registration of transfers on the records of Borden of such shares of Borden Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate for shares of Company Common


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Stock or Borden Common Stock  converted into the right to receive Per Share Cash
Merger Consideration or Merger Shares, as the case may be, is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article II.

     SECTION  2.05  LOST,  STOLEN OR  DESTROYED  CERTIFICATES.  In the event any
Certificate representing shares of Company Common Stock held of record by a Small Stockholder shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such holder's pro rata portion of the Total Cash Merger Consideration as may be required pursuant to
Section 2.01(a)(i) in respect of such Certificate; PROVIDED, HOWEVER, that the Surviving Corporation, in its discretion and as a condition precedent to the delivery thereof, may require the record holder of such Certificate to deliver a bond in such sum as Company may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation, the Exchange Agent, or any of their respective representatives or agents with respect to such Certificate.

     SECTION 2.06 WITHHOLDING RIGHTS. The Surviving Corporation shall be entitled to deduct and withhold from the Per Share Cash Merger Consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any Small Stockholders, such amounts as the Surviving Corporation is required to deduct and withhold with respect to any such deliveries and payments under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

     SECTION 2.07 TERMINATION OF EXCHANGE AGENT FUNDING. Any portion of funds (including any interest earned thereon) held by the Exchange Agent that has not been delivered to Small Stockholders pursuant to this Article II within six months after the Effective Time shall promptly be paid to the Surviving Corporation, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.03(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat, and similar laws) for its claim for such holder's pro rata portion of the Total Cash Merger Consideration only as a general creditor thereof.

     SECTION 2.08 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and interest in, to and under, or possession of, all assets, property, rights, privileges, powers, and franchises of Borden, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF COMPANY. Except as set forth in the letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates) delivered by Company to


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Borden  prior to the  execution of this  Agreement  (the  "DISCLOSURE  LETTER"),
Company represents and warrants to Borden and the Investors as follows:

          (a) ORGANIZATION, POWER, AND STANDING. Company and each Subsidiary (as defined in Section 8.13) of Company: (i) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept); (ii) has all requisite corporate, company, or partnership power and authority to carry on its business as now being conducted; and (iii) to the Knowledge (as defined in Section 8.13) of Company, is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified, or licensed or in good standing (except in the case of clause (i) above with respect to Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect (as defined in Section 8.13). Each Subsidiary of Company is listed in Section 3.01(a) of the Disclosure Letter. Each jurisdiction in which Company and any Subsidiary of Company is qualified to do business is set forth in Section 3.01(a) of the Disclosure Letter.

          (b) CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Company has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Requisite Vote (as defined in Section 3.01(f)), and to comply with the provisions of this Agreement. All corporate action on the part of Company, its officers, directors, and stockholders necessary for: (i) the authorization, execution, and delivery of this Agreement; (ii) the performance of all obligations of Company under this Agreement; (iii) the authorization, issuance, and delivery of the Merger Shares; and (iv) the consummation of the transactions contemplated by this Agreement, subject in the case of the Merger, to obtaining Requisite Vote, has been taken, and this Agreement constitutes a valid and legally binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally, or by general equitable principles.

          (c) NO CONFLICT; CONSENTS. Except for: (i) the filing of the Certificate of Merger as provided in Section 1.03; (ii) the filing of the Proxy Statement (as defined in Section 5.01) and a Schedule 13E-3 with the Securities and Exchange Commission (the "SEC") and other applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (iii) the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"); and (iv) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state securities laws and the securities laws of any foreign country, the execution and delivery by Company of this Agreement, consummation of the transactions contemplated hereby, and the performance by Company of its obligations hereunder, do not and will not: (A) require the consent, approval, action, order, declaration, or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture, or other instrument to which Company or any Subsidiary of Company is a party, or to which any of their respective properties


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are subject; (B) violate the terms of any instrument,  document, or agreement to which Company or any Subsidiary of Company is a party, or by which Company, any Subsidiary of Company, or the property of Company or any Subsidiary of Company is bound, or be in conflict with, result in a breach of, or constitute (upon the giving of notice or lapse of time, or both) a default under any such instrument, document, or agreement or result in the creation of any lien upon any of the property or assets of Company or any Subsidiary of Company, except for such violations, conflicts, breaches, and defaults which, individually or in the aggregate, would not have a Material Adverse Effect; (C) violate Company's Certificate of Incorporation or Bylaws; or (D) violate any order, writ,
injunction,   decree,  judgment,   ruling,  law,  rule,  or  regulation  of  any
Governmental Entity (as defined in Section 8.13) applicable to Company, any Subsidiary of Company, the business or assets of Company, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Subsidiary of Company is subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment, or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of Company and each Subsidiary of Company, taken as a whole, after the Closing on substantially the same basis as theretofore operated.

          (d) OWNERSHIP OF ASSETS. Company and each Subsidiary of Company has title to all of its respective properties and assets, other than leased or licensed property, in each case free and clear of any liens, security interests, claims, charges, options, rights of tenants, or other encumbrances, except as reserved against in Company's Financial Statements (as defined in Section 3.01(i)(ii)), to the extent and in the amounts so disclosed or reserved against, and except for liens arising from current taxes not yet due and payable and other liens not having a Material Adverse Effect.

          (e) CAPITALIZATION. The authorized capital stock of Company consists of: (i) 20,000,000 shares of Company Common Stock, of which 4,373,307 shares are issued and outstanding; (ii) 10,000,000 shares of preferred stock, $.001 par value per share ("PREFERRED STOCK"), of which: (A) 5,600,000 shares are designated as Series B Preferred Stock (the "SERIES B PREFERRED STOCK"), all of which are issued and outstanding; (B) 850,000 shares are designated Series C Preferred Stock (the "SERIES C PREFERRED STOCK"), none of which are outstanding;
(C) 400,000 shares are designated Series D Preferred Stock ("SERIES D PREFERRED STOCK"), of which 398,406 are issued and outstanding; and (D) 210,000 shares are designated Series E Preferred Stock ("SERIES E PREFERRED STOCK"), all of which are issued and outstanding. There are no other issued and outstanding shares of capital stock or voting securities of Company. All outstanding shares of Company's capital stock have been duly authorized, and are validly issued, fully paid, and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Company. Except as disclosed in the Company SEC Documents (as defined in Section 3.01(i)(i)), there are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which Company or any Subsidiary of Company is a party, or by which Company or any Subsidiary of Company is bound that, directly or indirectly, obligate Company or any Subsidiary of Company to issue, deliver or sell or cause to be issued, delivered or sold any additional securities or any other capital stock of Company or any Subsidiary of Company, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Company or any Subsidiary of Company. Neither Company nor any Subsidiary of Company is a party to any agreement or understanding regarding the voting or the registration under federal or state law of any shares of Company's capital stock or the equity voting interests of any Subsidiary of Company. All of the outstanding capital stock or other equity interests in each of the Subsidiaries is owned by the entities reflected in Section 3.01(e) of the Disclosure Letter, free and clear of all liens, claims, charges, or encumbrances. To the Knowledge of Company, all outstanding shares of capital stock of each corporate Subsidiary have been validly issued and are fully paid and nonassessable. All equity interests of each other Subsidiary have been validly issued and are fully paid. The Merger Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein: (i) will be duly and validly issued, fully paid, and nonassessable; (ii) will not have been issued in violation of any preemptive rights; (iii) assuming the accuracy of the representations and warranties contained in Section 3.03 hereof, will be issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to a valid exemption therefrom; and (iv) will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. As of (i) May 2, 2003, the Company Common Stock was, to the Knowledge of Company, Held of Record (as defined in Section 8.13) by 3,599 Persons; and (ii) the date hereof, no more than 40 Persons hold outstanding options to acquire shares of the Company Common Stock.

          (f) VOTE REQUIRED; SPECIAL INDEPENDENT COMMITTEE; BOARD APPROVAL.

               (i) The affirmative vote at the Stockholders' Meeting (as defined in Section 5.01(a)), or any adjournment or postponement thereof, of the holders outstanding shares representing at least a majority of the voting power represented by the then outstanding shares of Company Common Stock, Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock (voting together as a single class as provided in Company's Certificate of Incorporation) in favor of adopting this Agreement (the "REQUISITE VOTE"), is the only vote of the holders of any class or series of Company's capital stock necessary to approve or adopt this Agreement or the consummation of the transactions contemplated by this Agreement under Delaware Law.

               (ii) The special independent committee of the Board of Directors of Company, comprised of Winston R. Hindle, Jr. and William J. Simione, Jr. (the "SPECIAL COMMITTEE"), at a meeting duly called and held at which all members of the Special Committee were present, duly and unanimously adopted resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that (I) it is in the best interests of Company's stockholders that Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, and (II) the terms and conditions of this Agreement and the Merger are fair to such stockholders; and (C) recommending to the Board of Directors of Company that (I) this Agreement be submitted to a vote for adoption at the Stockholders' Meeting, and (II) it recommend that Company's stockholders adopt this Agreement.

               (iii) The Board of Directors of Company, at a meeting duly called and held at which all directors of Company were present, duly and unanimously adopted resolutions (which have not been modified or rescinded): (A) approving and declaring advisable the Merger, this Agreement, and the transactions contemplated by this Agreement; (B) declaring that it is in the best interests of Company's stockholders that Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement; (C) directing that this Agreement be submitted to a vote for adoption at the Stockholders' Meeting; and (iv) recommending that Company's stockholders adopt this Agreement.

          (g) OPINION OF FINANCIAL ADVISOR. SunTrust Robinson Humphrey (the "FINANCIAL ADVISOR") has delivered its opinion, dated June 4, 2003, to the Special Committee, to the effect that subject to the assumptions, qualifications and limitations set forth therein (i) the Per Share Cash Merger Consideration to be received by the Small Stockholders is fair, from a financial point of view, to the Small Stockholders, and (ii) the Merger is fair, from a financial point of view, to the stockholders of Company that are not Small Stockholders. A true, correct, and complete copy of such opinion has been provided to Borden prior to or on the date hereof.

          (h) COMPLIANCE WITH LAWS; LICENSES AND PERMITS. Company is in compliance with all, and has not, since December 31, 2001, violated any, laws, orders, rules, and regulations of any Governmental Entity applicable to Company, except for such noncompliance or violations as would not, individually or in the aggregate, have a Material Adverse Effect. Each Subsidiary of Company is in compliance with all, and has not, since December 31, 2001, violated any, laws, orders, rules, and regulations of any Governmental Entity applicable to such Subisidiary of Company, except for such noncompliance or violations as would not, individually or in the aggregate, have a Material Adverse Effect. Neither Company nor any Subsidiary of Company has received written notice alleging any such noncompliance or violation. All licenses, permits and approvals required under any such laws, orders, rules, and regulations of a United States federal Governmental Entity are in full force and effect except where the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Effect.

          (i) COMPANY SEC DOCUMENTS; FINANCIAL STATEMENTS; LIABILITIES AND OBLIGATIONS OF COMPANY.

               (i) Since December 31, 2001, Company has timely filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by it with the SEC (collectively, the "COMPANY SEC DOCUMENTS") pursuant to the Exchange Act, the Securities Act, and the SEC's rules and regulations thereunder. Company has furnished, or otherwise made available, the Company SEC Documents to Borden and each of the Investors. No Subsidiary of Company is required to file any forms, reports, schedules, statements, or other document with the SEC. As of their respective dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (ii) The financial statements (including the related notes) of Company included in the Company SEC Documents (including, in each case, balance sheets, statements of operations, and statements of cash flows) (collectively, the "COMPANY FINANCIAL STATEMENTS"): (A) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); (C) are consistent with the books and records of Company;
(D) fairly present in all material respects the consolidated financial position of Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which are immaterial in amount); and (E) disclose all liabilities of Company, whether absolute, contingent, accrued or otherwise, existing as of the date thereof that are of a nature required to be reflected in financial statements prepared in accordance with GAAP, and except for liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.

               (iii) Neither Company nor any Subsidiary of Company has any liability or obligation (whether accrued, absolute, contingent or otherwise) that has arisen or been accrued or otherwise incurred since December 31, 2001, including any liability that might result from an audit of its tax returns by any taxing authority, except for: (A) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect; (B) the liabilities and obligations of Company and each Subsidiary of Company that are disclosed or reserved against in the balance sheet of the most recent date contained in the Company SEC Documents, to the extent and in the amounts so disclosed or reserved against; and (C) liabilities incurred or accrued in the ordinary course of business thereafter, and liabilities incurred in connection with the transactions contemplated hereby.

               (iv) Except as disclosed in the most recent Company Financial Statements, neither Company nor any Subsidiary of Company is in default with respect to any liability or obligation that has arisen or been accrued or otherwise incurred since December 31, 2001, except for defaults that, individually or in the aggregate would not have a Material Adverse Effect, and all such liabilities or obligations shown or reflected in the most recent Company Financial Statements and such liabilities incurred or accrued thereafter were incurred in the ordinary course of business, and except for liabilities and obligations, that, individually or in the aggregate, would not have a Material Adverse Effect.

          (j) TAXES. Except as to any noncompliance with any of the following provisions that would not, individually or in the aggregate, have a Material Adverse Effect:

               (i) All tax returns required to be filed by Company and/or its Affiliated Group (as defined in Section 1504(a) of the Code) with the Internal Revenue Service on or before the date hereof (the "TAX RETURNS") have been timely filed and all amounts shown as owing thereon have been paid. All Tax Returns are correct and complete in all material respects and accurately reflect all liability for taxes for the periods covered thereby. All taxes which are required to be collected or withheld by Company and its Affiliated Group under the Code or any rules and regulations promulgated thereunder on or prior to the date hereof have been so collected or withheld. All deposits required by law to be made by Company and its Affiliated Group on or prior to the date hereof with respect to employees' withholding taxes have been duly made. Neither Company nor any member of its Affiliated Group has received written notice from any tax authority of the assessment or proposed assessment of any tax liabilities, disallowances, or assessments under the Code or any rules and regulations promulgated thereunder which remain unpaid. There is no examination currently in progress of the Tax Returns of Company or its Affiliated Group by any taxing authority for which Company or any member of its Affiliated Group has received any notice, and, to the Knowledge of Company, no such examination has been threatened by any taxing authority.

               (ii) The Company Financial Statements for the year ended December 31, 2002 and the unaudited interim quarter ending March 31, 2003 reflect an adequate reserve for deferred taxes established for timing differences between book and tax accounting income/asset basis.

          (k) CONTRACTS, AGREEMENTS AND INSTRUMENTS GENERALLY. All contracts, agreements, commitments, and other instruments (whether oral or written) to which Company or any Subsidiary of Company was a party as of the date hereof that involve a receipt or an expenditure by Company or any Subsidiary or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of Company or any Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that requires (or is reasonably expected to require) payments or provides (or is reasonably expected to provide) for receipts in excess of $50,000 on an annual basis (the "MATERIAL CONTRACTS") are in full force and effect. None of Company, any Subsidiary of Company, and, to the Knowledge of Company, any other Person party to any such Material Contract has breached any provision of, or is in default under, the terms thereof, the breach of or default under which would, individually or in the aggregate, have a Material Adverse Effect.

          (l) INTELLECTUAL PROPERTY. Neither Company nor any Subsidiary of Company has received any notice of, or has any Knowledge of, any asserted infringement by Company or any Subsidiary of Company of any rights of a third party with respect to any trademarks, trade names, service marks, service names, brand names, patents, copyrights, any applications for the foregoing, trade secrets, inventions, know-how, information, or any other proprietary rights and processes (collectively, "INTELLECTUAL PROPERTY") that Company believes, individually or in the aggregate, would have a Material Adverse Effect. Neither Company nor any Subsidiary of Company has received any notice of, or has any Knowledge of, infringement by a third party with respect to any Intellectual Property of, or exclusively licensed to, Company or of any Subsidiary of Company that Company believes, individually or in the aggregate, would have a Material Adverse Effect. Company has taken reasonable steps to protect the material Intellectual Property of Company and its Subsidiaries. The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, will not, to the Knowledge of Company, result in the loss or impairment of, or give rise to any right of any third party to terminate or materially alter, any of Company's material rights to own any of its Intellectual Property or its material rights under any agreements relating to such Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

          (m) LABOR MATTERS. Since December 31, 2001, neither Company nor any Subsidiary of Company has been the subject of any known union activity or labor dispute, nor has there been any strike of any kind called or, to the Knowledge of Company, threatened to be called against Company or any Subsidiary of Company. Neither Company nor any Subsidiary of Company has violated any applicable federal or state law or regulation relating to labor or labor practices, except where such violation has or will have, individually or in the aggregate, no Material Adverse Effect. Company and each Subsidiary of Company is in compliance with all applicable requirements of the Immigration and Nationality Act of 1952, as amended by the Immigration and Nationality Act of 1986 and the regulations promulgated thereunder, except where such noncompliance has and will have, individually or in the aggregate, no Material Adverse Effect.

          (n) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Documents, since December 31, 2002, Company and each Subsidiary of Company have conducted its business only in the ordinary course of such business and neither Company nor any Subsidiary of Company has: (i) suffered a Material Adverse Effect, or become aware of any circumstances which might reasonably be expected to result in such a Material Adverse Effect; or suffered any material casualty loss to its assets (regardless of whether such assets are insured), except for losses that, individually or in the aggregate, would not have a Material Adverse Effect; (ii) incurred any material obligations, except in the ordinary course of business consistent with past practices; (iii) permitted or allowed any assets to be mortgaged, pledged, or subjected to any lien or encumbrance, except for liens for taxes not yet due and payable and liens and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect; (iv) written down the value of any inventory, contract or other intangible asset, or written off as uncollectible any notes or accounts receivable or any portion thereof, except for write-downs and write-offs in the ordinary course of business, consistent with past practice and at a rate no greater than during the latest completed fiscal year; cancelled any other debts or claims, or waived any rights of substantial value, or sold or transferred any of its material properties or assets, real, personal, or mixed, tangible or intangible, except in the ordinary course of business and consistent with past practice and except for those that, individually or in the aggregate, would not have a Material Adverse Effect; (v) sold, licensed or transferred or agreed to sell, license or transfer, any of its assets, except in the ordinary course of business and consistent with past practice; (vi) to Company's Knowledge, received notice of any pending or threatened adverse claim or an alleged infringement of proprietary material, whether such claim or infringement is based on trademark, copyright, patent, license, trade secret, contract, or other restrictions on the use or disclosure of proprietary materials; (vii) incurred obligations to refund money to customers, except in the ordinary course of business, all of which will have no Material Adverse Effect; (viii) become aware of any event, condition, or other circumstance relating solely to its assets (as opposed to any such event, condition, or circumstance which is, for example, national or industry-wide in nature) which might reasonably be expected to have a Material Adverse Effect;
(ix) made any capital expenditures or commitments, any one of which is more than $100,000, for additions to property, plant, or equipment without prior approval of the Board of Directors of Company; (x) made any material change in any method of accounting or accounting practice; (xi) paid, loaned, guaranteed, or advanced any material amount to, or sold, transferred, or leased any material properties or assets (real, personal, or mixed, tangible or intangible) to, or entered into any agreement, arrangement, or transaction with any of its officers or directors, or any business or entity in which any officer or director of Company, or any affiliate or associate of any of such Persons has any direct or indirect interest; or (xii) agreed to take any action described in this Section 3.01(n).

          (o) LEASES. All leases pursuant to which Company or any Subsidiary of Company leases real or personal property are in full force and effect, and no event has occurred which is a default or which with the passage of time will constitute a default by Company or any Subsidiary of Company thereunder, nor has any such event occurred to the Knowledge of Company, which is a default by any other party to such lease, except where any such event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No consent of any lessor is required in connection with the transactions contemplated by this Agreement.

          (p) LITIGATION. Except as disclosed in the Company SEC Documents, there are no claims, actions, proceedings or governmental investigations pending or, to the Knowledge of Company, threatened against Company or any Subsidiary of Company, by or before any court or other Governmental Entity, which, if adversely determined, would individually or in the aggregate have a Material Adverse Effect. As of the date hereof, no action or proceeding has been instituted or, to the Knowledge of Company, threatened before any court or other Governmental Entity or regulatory body by any Person seeking to restrain or prohibit the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (q) EMPLOYEE BENEFIT PLANS.

               (i) Each "employee benefit plan" (as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other bonus, profit sharing, pension, compensation, deferred compensation, stock option, stock purchase, fringe benefit, severance, scholarship, disability, sick leave, vacation, bonus, retention, or other plan, agreement, or arrangement that Company or any Subsidiary of Company maintains or contributes to, or is a party to or otherwise has any liability in respect of (each such plan, agreement or arrangement and related trust, insurance contract or fund is referred to herein as an "EMPLOYEE BENEFIT PLAN", and collectively, the "EMPLOYEE BENEFIT PLANS") has, since December 31, 2001, been administered and operated in compliance with its terms, and complied in all material respects in form and in operation with the applicable requirements of ERISA and the Code and other applicable law, except for such noncompliance that would not, individually, or in the aggregate, have a Material Adverse Effect.

               (ii) With respect to each Employee Benefit Plan: (A) each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Employee Benefit Plan is qualified under Section 401 of the Code and that any trust maintained pursuant thereto is exempt from federal income taxation under
Section 501 of the Code, and nothing has occurred or, to the Knowledge of Company, is expected to occur that caused or could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (B) all payments required by the Employee Benefit Plan or by law (including all contributions, insurance premiums, premiums due the PBGC or intercompany charges) with respect to all periods since December 31, 2001 through the date hereof have been made; (C) there are, and since December 31, 2001, there have been, no violations of or failures to comply with ERISA and the Code with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plan with DOL, the IRS, the PBGC or any other governmental authority, or any of the assets of the Employee Benefit Plan or any related trust, except for such violations or noncompliance that would not, individually, or in the aggregate, have a Material Adverse Effect; (D) no claims, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Company, threatened in writing against the Employee Benefit Plan, any trustee or fiduciaries thereof, Company or any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of the Employee Benefit Plan or any related trust since December 31, 2001 through the date hereof, except for routine claims for benefits; and (E) to the Knowledge of Company, the Employee Benefit Plan is not under audit or investigation by the IRS or the DOL or any other governmental authority and no such completed audit, if any, has resulted in the imposition of any tax, interest or penalty.

               (iii) Neither the consummation of the transactions contemplated by this Agreement nor any termination of employment following such transactions will accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any employee or former employee whether or not such payment would constitute an "excess parachute payment" under Section 280G of the Code.

               (iv) There are no unfunded obligations under any Employee Benefit Plan which are not fully reflected on the Company Financial Statements, to the extent required by GAAP.

          (r) BUSINESS PRACTICES. Neither Company, any Subsidiary of Company, nor to the Knowledge of Company, any directors, officers, agents or employees of Company or any Subsidiary of Company (in their capacities as such) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) made any other unlawful payment, in all cases except where the impact from such contributions, gifts, entertainment, payments, violations agreements, arrangements, actions or payments would not in the aggregate have a Material Adverse Effect.

          (s) STATE TAKEOVER STATUTES. Company is not governed by Section 203 of the DGCL. No other "fair price," "moratorium," "control share acquisition" or other similar state takeover statute or regulation is applicable to this Agreement or any of the transactions contemplated by this Agreement.

          (t) BROKERS AND FINDERS. Except for payment obligations to the Financial Advisor, as set forth in the engagement letter dated as of April 16, 2003, a true, correct and complete copy of which has been provided to Borden and the Investors prior to the date hereof, Company has not, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          (u) SCHEDULE 13E-3 AND PROXY STATEMENT. Neither the Schedule 13E-3 nor the Proxy Statement will, at the respective times filed with the SEC or first published, sent or given to stockholders, or, in the case of the Proxy Statement, at the date mailed to Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 and the Proxy Statement will, when filed by Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on information supplied by or on behalf of Borden or the Investors or any of their affiliates specifically for inclusion therein.

          (v)  ACCURACY OF  REPRESENTATIONS.  No  representation  or warranty by
Company contained in this Agreement and no statement contained in any certificate or schedule furnished to Borden or the Investors pursuant to the provisions hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF BORDEN. Borden represents and warrants to Company as follows:

          (a) ORGANIZATION. Borden is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power and authority to carry on its business as now being conducted.

          (b) CORPORATE POWER AND AUTHORITY; DUE AUTHORIZATION. Borden has all requisite corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, and to comply with the provisions of this Agreement. All corporate action on the part of Borden, its officers, directors, and stockholders necessary for: (i) the authorization, execution and delivery of this Agreement; (ii) the performance of all obligations of Borden under this Agreement; and (iii) the consummation of the transactions contemplated by this Agreement has been taken, and this Agreement constitutes a valid and legally binding obligation of Borden, enforceable against Borden in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally, or by general equitable principles.

          (c) NO CONFLICT; CONSENTS. Except for the filing of the Certificate of Merger as provided in Section 1.03, the execution and delivery by Borden of this Agreement, consummation of the transactions contemplated hereby, and the performance by Borden of its obligations hereunder, do not and will not: (A) require the consent, approval, action, order, declaration, or authorization of, any filing or notice to, or any registration with, any Person under any statute, law, rule, regulation, permit, license, agreement, indenture, or other instrument to which Borden is a party, or to which any of its respective properties are subject; (B) violate the terms of any instrument, document, or agreement to which Borden is a party or by which Borden, or the Property of Borden is bound, or be in conflict with, result in a breach of, or constitute (upon the giving or notice or lapse of time or both) a default under any such instrument, document or agreement or result in the creation of a lien upon any of the property or assets of Borden, except for such violations, conflicts, breaches, and defaults which individually or in the aggregate, would not have a material adverse effect on Borden; (C) violate Borden's Certificate of

Incorporation or Bylaws; or (D) violate any order, writ, injunction, decree, judgment, ruling, law, rule, or regulation of any Governmental Entity (as defined in Section 8.13) applicable to Borden, the business or assets of Borden, except for such violations which would not, individually or in the aggregate, have a material adverse effect on Borden.

          (d) CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of Borden consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. As of the date of this Agreement, there are no other issued and outstanding shares of capital stock or voting securities of Borden. All outstanding shares of Borden's capital stock have been duly authorized, and are validly issued, fully paid and nonassessable. No party has any preemptive (whether statutory or contractual) rights in any capital stock of Borden. There are no outstanding convertible securities, subscriptions, options, warrants, calls, rights, commitments, or any other agreement to which Borden is a party, or by which Borden is bound that, directly or indirectly, obligates Borden to issue, deliver or sell or cause to be issued, delivered or sold, any additional securities or any other capital stock of Borden, or any other securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such securities or any other capital stock of Borden.

          (e) SCHEDULE 13E-3 AND PROXY STATEMENT. No document filed or to be filed by or on behalf of Borden or any of the Investors with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement nor any information supplied by or on behalf of Borden or any of the Investors specifically for inclusion in the Schedule 13E-3 or the Proxy Statement will, at the respective times filed with the SEC or other Governmental Entity, or at any time thereafter when the information included therein is required to be updated pursuant to applicable law, or, in the case of the Proxy Statement, at the date mailed to Company's stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Borden makes no representation or warranty with respect to the statements made in the foregoing documents based on information supplied by or on behalf of Company or any Subsidiary of Company, or affiliates (other than Borden and the Investors) specifically for inclusion therein.

          (f) INTERIM OPERATIONS OF BORDEN. Borden was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

          (g) CAPITAL RESOURCES. Borden has sufficient cash or access to cash to pay the Total Cash Merger Consideration.

     SECTION 3.03. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor, severally and not jointly with respect to such Investor, hereby represents and warrants to Company as follows:

          (a) AUTHORIZATION. The Investor has full power and authority to enter into this Agreement, and such agreement constitutes the Investor's valid and legally binding obligation, enforceable in accordance with its terms, except as the enforceability of any of the aforementioned agreements may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of any court before which any proceeding therefor may be brought.

          (b) PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with such Investor in reliance upon such Investor's representation to Company, which by the Investor's execution of this Agreement such Investor hereby confirms, that the Merger Shares to be received by such Investor pursuant to the Merger will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of such Merger Shares.

          (c) DISCLOSURE OF INFORMATION. The Investor represents that he has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of the Merger Shares and the business, properties, prospects, and financial condition of Company. The Investor also acknowledges that to the extent he is a member of the Board of Directors of Company, he receives information regarding Company incident with such position. The foregoing, however, does not limit or modify the representations and warranties of Company in Section 3.01 of this Agreement or the right of the Investor to rely thereon.

          (d) INVESTMENT EXPERIENCE. The Investor is an investor in securities of companies in the development stage and acknowledges that he is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Merger Shares.

          (e) ACCREDITED INVESTOR. The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

          (f) RESTRICTED SECURITIES. The Investor understands that the Merger Shares he is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, and acknowledges that the provisions of SEC Rule 144 are unlikely to be available for resales of the Merger Shares.

          (g) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Merger Shares unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (A) The transferee can and will make in writing, representations to Company of the type set forth in subparagraphs (a) through
(f) of Section 3.02, and has agreed in writing for the benefit of Company to be bound by the provisions of this Section 3.03(g); (B) the Investor shall have notified Company of the proposed disposition; and (C) if requested by Company, the Investor shall have furnished Company with an opinion of counsel, reasonably satisfactory to Company that such disposition will not require registration of such shares under the Securities Act. It is agreed that Company will not require opinions of counsel for transactions made pursuant to Rule 144, if available.

               (iii) Notwithstanding the provisions of clauses (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Investor by gift, will or intestate succession, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were the Investor hereunder.

          (h) LEGENDS. It is understood that the certificates evidencing the Merger Shares may bear the following legends:

               (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE,
PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

               (ii) Any legend required by applicable state securities laws.

                                   ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.01 CONDUCT OF BUSINESS OF COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as otherwise required or contemplated hereunder or as required by applicable law, without the prior written consent of Borden, Company shall, and shall cause each Subsidiary of Company to:

          (a) use all reasonable efforts to conduct its business in all material respects only in the ordinary course of business and consistent with past practice;

          (b) not amend its Certificate or Articles of Incorporation or Bylaws or declare, set aside or pay any dividend, or other distribution or payment in cash, stock, or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock, other than the declaration or payment of a cash dividend by Company to holders of Preferred Stock in accordance with their terms or dividends declared or paid by a wholly-owned Subsidiary;

          (c) not issue, grant, sell, or pledge or authorize the issuance, grant, sale, or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than (i) Company Common Stock issuable upon the exercise of stock options outstanding on or prior to the date of this Agreement or the conversion of any convertible securities outstanding on or prior to the date of this Agreement or (ii) options to acquire shares of Company Common Stock to no more than 5 Persons pursuant to existing stock option plans;

          (d) not, without the prior approval of the Board of Directors of Company, (i) sell, transfer, lease, or otherwise dispose of or encumber any assets which are material, individually or in the aggregate, to Company's business, taken as a whole, except in the ordinary course of business and consistent with past practice; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire or agree to acquire any equity securities of any Person;

          (e) use all commercially reasonable efforts to preserve intact its business organizations and to keep available the services of its present key officers and employees;

          (f) not, without the prior approval of the Board of Directors of Company, enter into or amend any Material Contract, except in the ordinary course of business and consistent with past practice;

          (g) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring, or recapitalization of Company;

          (h) except in the ordinary course of business and consistent with past practice, not grant any severance or termination pay (otherwise than pursuant to policies or contracts in effect on the date hereof and described in the Disclosure Letter) to, or enter into any employment agreement with, any of its executive officers or directors;

          (i) not: (i) increase, except as consistent with past practice in the ordinary course of business, the compensation payable or to become payable to its officers or employees; (ii) enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees, except in the ordinary course of business and consistent with past practice; or (iii) establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement or Employee Benefit Plan, except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Employee Benefit Plan as the date hereof;

          (j) not, without the prior approval of the Board of Directors of Company, settle or compromise any material claims, or litigation or, except in the ordinary course of business consistent with past practice, modify, amend, or terminate any of its Material Contracts or waive, release, or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms;

          (k) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the SEC, the Financial Accounting Standards Board or GAAP;

          (l) confer at such times as Borden may reasonably request with one or more representatives of Borden and the Investors to report material operational matters and the general status of ongoing operations (in each case to the extent Borden reasonably requires such information);

          (m) not,  without prior approval of the Board of Directors of Company:
(i) enter into any loan or credit agreement, or incur any indebtedness (other than borrowings under its existing credit agreement); (ii) guarantee any indebtedness or amend any existing loan or credit agreement; (iii) make or enter into an agreement or contract for capital expenditures, except for capital expenditures in the ordinary course of business consistent with past practice, that exceed $100,000 or $250,000 in the aggregate; or (iv) enter into any agreement or contract outside the ordinary course of business of Company;

          (n) not adjust, split, combine, or reclassify its capital stock;

          (o) not create or acquire any subsidiaries;

          (p) not make any material tax election or settle or compromise any material tax liability; and

          (q) not authorize, or enter into any agreement or arrangement to do any of the foregoing, or otherwise to take any of the foregoing actions, or any action that could reasonably be expected to make any of Company's representations or warranties contained in this Agreement untrue or incorrect or prevent Company from performing or cause Company not to perform one or more covenant required hereunder to be performed by Company.

     SECTION 4.02 SUPERIOR PROPOSALS.

          (a) At any time prior to obtaining the Requisite Vote, the Board of Directors of Company may, in response to a Superior Proposal:

                    (i) withdraw or modify in a manner adverse to Borden, or propose publicly to withdraw or modify in a manner adverse to Borden, the recommendation or declaration of advisability by such Board of Directors of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or adoption of any Superior Proposal or resolve or agree to take such action (an "ADVERSE RECOMMENDATION"); and

                    (ii) cause Company to terminate this  Agreement  pursuant to
          Section 7.01(f)(ii) and concurrently enter into a letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an "ACQUISITION AGREEMENT") with respect to such Superior Proposal;

PROVIDED,  HOWEVER,  that Company shall not terminate this Agreement pursuant to
Section 7.01(f)(ii), and any purported termination pursuant to Section 7.01(f)(ii) shall be void and of no force or effect, unless Company shall have complied with all the provisions of this Section 4.02, including the notification provisions in this Section 4.02, and with all applicable requirements of Section 5.08(b) (including the payment of the Expense Reimbursement (as defined in Section 5.08(b)) prior to or concurrently with such termination) in connection with such Superior Proposal; and PROVIDED FURTHER, HOWEVER, that Company shall not exercise its right to terminate this Agreement pursuant to Section 7.01(f)(ii) until after the second Business Day following Borden's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") from Company advising Borden that the Board of Directors of Company has received a Superior Proposal, specifying the terms and conditions of the Superior Proposal, identifying the person making such Superior Proposal, stating that the Board of Directors of Company intends to exercise its right to terminate this Agreement pursuant to Section 7.01(f)(ii), and including copies of all documents and written communications relating to such Superior Proposal exchanged between Company or any of its officers, directors, investment bankers, attorneys, accountants, or other advisors, on the one hand, and the party making a Superior Proposal or any of its officers, directors, investment banks, attorneys, accountants, or other advisors, on the other hand (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new two Business Day period). For purposes of this Agreement, the term "SUPERIOR PROPOSAL" means any bona fide written offer made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of Company or all or substantially all the assets of Company and its subsidiaries, taken as a whole, for consideration consisting of cash and/or securities that the Board of Directors of Company or a committee thereof determines in its good faith judgment to have a higher value per share than the Per Share Cash Merger Consideration payable in the Merger and which proposal is determined in good faith by the Board of Directors of Company or a committee thereof to be more favorable to Company's stockholders than the Merger, in each case taking into account any changes to the terms of this Agreement proposed by Borden in response to such Superior Proposal or otherwise.

          (b) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; or (ii) making any disclosure to Company's stockholders if, in the good faith judgment of the Board of Directors of Company, failure so to disclose would be inconsistent with applicable Delaware Law.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     SECTION 5.01 STOCKHOLDERS' MEETING. Subject to applicable law and the other provisions of this Agreement, Company shall, in accordance with Delaware Law, its Certificate of Incorporation and its Bylaws: (a) duly call, give notice of, convene, and hold a special meeting of its stockholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the "STOCKHOLDERS' MEETING"); (b) include in the proxy statement or information statement prepared by Company for distribution to stockholders of Company in advance of the Stockholders' Meeting (the "PROXY STATEMENT") in accordance with Regulation 14A or Regulation 14C promulgated under the Exchange Act, the recommendation of the Board of Directors that the stockholders of Company adopt this Agreement; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3 and, after consultation with Borden, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time; and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated thereby. Borden will promptly provide Company with the information concerning Borden and the Investors required to be included in the Proxy Statement, including any information required to be disclosed on Schedule 13E-3.

     SECTION 5.02 PREPARATION OF PROXY STATEMENT AND SCHEDULE 13E-3.

          (a) Company shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the "PRELIMINARY PROXY STATEMENT") and the Schedule 13E-3. Company shall: (i) file the Preliminary Proxy Statement and the Schedule 13E-3 with the SEC promptly after it has been prepared in a form reasonably satisfactory to Borden; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement or the Schedule 13E-3 required in response to comments of the SEC or its staff or that Company with the advice of counsel deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to Company's stockholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the SEC. After the Proxy Statement shall have been mailed to Company's stockholders, Company, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; PROVIDED, HOWEVER, that no such amended or supplemental proxy material will be mailed by Company without consultation with and review by Borden and its outside counsel. In addition, Company shall: (i) promptly notify Borden of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary proxy statement or Proxy Statement or for additional information, and will promptly supply Borden and its outside counsel with copies of all written correspondence between Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, the Schedule 13E-3 or the Merger; and (ii) promptly inform Borden and its outside counsel if at any time prior to the Stockholders' Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, Company, in consultation with Borden and its outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

          (b) It is expressly understood and agreed that: (i) Borden and Company will consult with each other in connection with all aspects of the preparation, filing, and clearance by the SEC of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 (including any and all amendments or supplements thereto); (ii) Company shall give Borden and its outside counsel the reasonable opportunity to review and comment on each of the Proxy Statement, Preliminary Proxy Statement and Schedule 13E-3 prior to filing with the SEC and shall give Borden and its outside counsel the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to filing with the SEC and each of Company and Borden agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC; and (iii) to the extent practicable and desired by Borden, Company and its outside counsel shall permit Borden and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to each of the Proxy Statement, Preliminary Proxy Statement, and Schedule 13E-3 or any of the transactions contemplated thereby (provided that, Borden shall not separately communicate with the SEC and in the event that such participation by Borden is not practicable or desired by Borden, Company shall promptly inform Borden and its counsel of the content of all such communications and the participants involved therein).

     SECTION 5.03 ACCESS TO INFORMATION.

          (a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, Company shall: (i) afford Borden and its accountants, counsel, and other representatives, reasonable access during normal business hours to (A) all of Company's properties, books, contracts, commitments, and records, and (B) all other information concerning the business, properties, and personnel of Company as Borden may reasonably request; and (ii) Company shall provide to Borden and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the earlier of the termination of this Agreement and the Effective Time, Company shall confer from time to time as requested by Borden with one or more representatives of Borden to discuss any material changes or developments in the operational matters of Company and the general status of the ongoing operations of Company.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 5.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

     SECTION 5.04 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, Borden and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (regardless of whether it is in response to an inquiry) regarding the terms of this Agreement or the transactions contemplated hereby, and neither party shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), including any press release or public statement or disclosure required by law, by judicial process or by obligations pursuant to any listing agreement with any national securities exchange. If compliance with both of the preceding provisions of this Section

5.04 and such law, judicial process or listing agreement is impractical, the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

     SECTION 5.05 CONSENTS; COOPERATION.

          (a) Each of Borden and Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger.

          (b) As soon as practicable after the date hereof, Company shall use its commercially reasonable efforts to obtain prior to the Closing, and deliver to Borden at or prior to the Closing, all consents, waivers and approvals under each contract listed or described in Section 5.05(b) of the Disclosure Letter, each such contract to be that which Company is a party in respect of which the failure to obtain a novation or consent to assignment in connection with the Merger or any other transaction contemplated by this Agreement, individually or in the aggregate, could reasonably be expected to materially and adversely affect Company's ability to operate the business of Company in the same manner as such business was operated by Company prior to the Effective Time, or required to be obtained in connection with the consummation of the transactions contemplated hereby for the assignment thereof or otherwise.

     SECTION 5.06 LEGAL REQUIREMENTS. Each of Borden and Company shall: (i) take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement; (ii) cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement; and (iii) take all reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     SECTION 5.07. COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI. Without limiting the generality or effect of the foregoing, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use commercially reasonable efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

     SECTION 5.08. FEES AND EXPENSES.

          (a) Except as expressly set forth in this Section 5.08, all fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) In the event that this Agreement is terminated by: (i) Borden pursuant to Section 7.01(e)(i), Section 7.01(e)(ii), Section 7.01(e)(iii) or
Section 7.01(e)(iv); or (ii) Company pursuant to Section 7.01(f)(ii), then Company shall pay to Borden upon demand, payable in same day funds, the actual, documented out-of-pocket costs and expenses of Borden and each of the Investors reasonably incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any financing fees, costs and expenses, and the reasonable fees of attorneys, accountants, brokers, investment advisors and other representatives and advisors), up to a maximum of $75,000 (the "EXPENSE REIMBURSEMENT"). Company acknowledges that the agreements contained in this Section 5.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Borden and the Investors would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this Section 5.08(b), and, in order to obtain such payment, Borden commences a suit that results in a judgment against Company for the amounts set forth in this Section 5.08(b), Company shall pay to Borden its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.08(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     SECTION 5.09. TAX DISCLOSURE. Notwithstanding anything in this Agreement to the contrary or in any other agreement between the parties, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; each party acknowledges that it has no proprietary or exclusive rights to the tax structure of the transaction. The preceding sentence is intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. Each party recognizes that the privilege each has to maintain with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     SECTION 6.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the

Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability, or obligation to any Person):

          (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted and the Merger shall have been approved, in each case by the Requisite Vote.

          (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary, or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced, or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (c) GOVERNMENTAL APPROVALS. All consents, authorizations, orders, and approvals of (or filings or registrations with) any Governmental Entity or any other Person required to be obtained or made prior to the Effective Time in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, except for the filing of the Certificate of Merger pursuant to
Section 1.03.

          (d) TERMINATION OF REGISTRATION. Based upon a calculation jointly prepared and agreed to on the Closing Date by Company and Borden, as of the Measurement Date, after giving effect to the Merger, the Company Common Stock will be Held of Record by fewer than 300 Persons, and Company will be eligible to terminate registration of the Company Common Stock under Section 12(g) of the Exchange Act, and suspend its obligation to file periodic reports under Section 13 of the Exchange Act.

          (e) OPINION OF FINANCIAL ADVISOR. The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee of the Board of Directors of Company, dated June 4, 2003, or its consent for Company to include the name of the Financial Advisor and a description of such opinion in Company's
Schedule 13E-3 and Proxy Statement.

     SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Company (it being understood that each such condition is solely for the benefit of Company and may be waived in writing by Company in its sole discretion without notice, liability or obligation to any Person):

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS.

               (i) For purposes of this Section 6.02(a), the accuracy of the representations and warranties of Borden set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Borden set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on (A) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Borden; (B) the legality, validity, binding effect or enforceability of this Agreement, or (C) the ability of Borden to perform its obligations under this Agreement; PROVIDED THAT, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "material adverse effect" or to the "knowledge" of any Person shall be deemed not to include such qualifications. Borden shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

               (ii) The representations and warranties of the Investors in this Agreement shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date.

          (b) RECEIPT OF CERTIFICATES OF BORDEN AND THE INVESTORS. Company shall have received: (i) a certificate executed on behalf of Borden by an authorized officer of Borden certifying that the conditions set forth in Section 6.02(a)(i) shall have been satisfied; and (ii) a certificate executed by each of the Investors certifying that the conditions set forth in Section 6.02(a)(ii) shall have been satisfied.

     SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF BORDEN. The obligations of Borden to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Borden (it being understood that each such condition is solely for the benefit of Borden and may be waived in writing by Borden in its sole discretion without notice, liability or obligation to any Person):

          (a)  REPRESENTATIONS,  WARRANTIES AND COVENANTS.  For purposes of this
Section 6.03(a), the accuracy of the representations and warranties of Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Company set forth in Sections 3.01(b), 3.01(e) (solely as it relates to the authorized and outstanding capitalization of Company), 3.01(f), 3.01(g), and 3.01(s). There shall not exist any inaccuracies in the other representations and warranties of Company set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; PROVIDED THAT, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "knowledge" of any Person shall be deemed not to include such qualifications. Company shall have performed and complied in all material respects with all covenants, obligations, and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

          (b) RECEIPT OF CERTIFICATE OF COMPANY. Borden shall have received a certificate executed on behalf of Company by an authorized officer of Company certifying that the conditions set forth in Section 6.03(a) shall have been satisfied.

          (c) THIRD PARTY CONSENTS. Borden shall have received evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under each contract listed in Section 5.05(b) of the Disclosure Letter.

          (d) NO MATERIAL ADVERSE EFFECT. There shall not have occurred after the date hereof any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or that could reasonably be expected to result in, a Material Adverse Effect.

          (e) DISSENTERS. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of shares of Company Common Stock on the Closing Date.

          (f) TOTAL CASH MERGER CONSIDERATION. The amount of Total Cash Merger Consideration shall not exceed $600,000.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01 TERMINATION. This Agreement may be terminated and the Merger abandoned:

          (a) by mutual written consent duly authorized by the respective Boards of Directors of Borden and Company;

          (b) by either Borden or Company, if the Effective Time shall not have occurred on or before 181 days from the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose misrepresentation in this Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (c) by either Borden or Company, if any federal, state or foreign court of competent jurisdiction or other Governmental Entity shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to remove such judgment injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement which prohibits the consummation of the Merger shall be in effect;

          (d) by either Borden or Company, if this Agreement is not adopted and the Merger is not approved at the Stockholders' Meeting (including any adjournment or postponement thereof permitted by this Agreement) by the Requisite Vote;

          (e) by Borden, if: (i) Company shall have breached any representation, warranty, or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days (as defined in Section 8.13) after receipt by Company of written notice of such breach (PROVIDED, HOWEVER, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(a) to be satisfied; (ii) the Stockholders' Meeting shall not have occurred on or before 180 days from the date hereof; (iii) an Adverse Recommendation has occurred, or (iv) a Material Adverse Effect shall have occurred; and

          (f) by Company: (i) if Borden shall have breached any representation, warranty or covenant contained herein in any material respect, and (A) such breach shall not have been cured within ten Business Days (as defined in Section 8.13) after receipt by Borden of written notice of such breach (PROVIDED, HOWEVER, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), and (B) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.03(b) to be satisfied; or (ii) in accordance with the terms and subject to the conditions of Section 4.02(a).

     SECTION 7.02 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Company or Borden as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Company, Borden, or any Investor, other than
Section 5.08, this Section 7.02 and Article VIII and except for any material willful breach of this Agreement by any party hereto (which material willful breach and liability therefor shall not be affected by termination of this Agreement).

     SECTION 7.03 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     SECTION 8.01. NON SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The warranties, representations and covenants of Company, Borden and the Investors contained in or made pursuant to this Agreement shall not survive the Effective Time; PROVIDED, HOWEVER, that this Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. INDEMNITY BY COMPANY.

          (a) INDEMNIFICATION. Company shall indemnify, defend, and hold harmless Borden, its officers, directors, and stockholders, and each Investor and their respective successors and permitted assigns and their representatives, attorneys, consultants and agents (individually, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") from and against any and all losses, damages, costs, and expenses (including reasonable attorneys' fees but excluding claims for lost profit) ("DAMAGES") resulting from, arising from, or caused by any claims of current or former stockholders of Company against Borden or its directors, any Investor, any Affiliate of Investor, or Company, any Affiliate of Company, or any of their respective directors, made in connection with or related to the Merger or any other transaction contemplated by this Agreement, or the execution and delivery of this Agreement; PROVIDED, HOWEVER, that the foregoing indemnity agreement shall not apply to any Damages to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Company by Borden or any Investor expressly for use in the Preliminary Proxy Statement, Proxy Statement, or the Schedule 13E-3 (or any amendment or supplement thereto).

          (b) CLAIMS PROCEDURES.

               (i) If any claim, action at law, or suit in equity is instituted by a current or former stockholder of Company against an Indemnified Party with respect to which an Indemnified Party intends to claim indemnification for any Damages under paragraph (a) of this Section 8.02, such Indemnified Party shall give written notice to Company of such claim, action or suit with reasonable promptness. The failure to give the notice required by this paragraph (b) with reasonable promptness shall not relieve Company of its indemnification obligations hereunder except to the extent that Company is actually prejudiced as a result of the failure to give such notice.

               (ii) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of such third party action or suit and shall do so in good faith; PROVIDED, HOWEVER, that the engagement of such counsel by the Indemnified Party shall be subject to the approval of the Board of Directors of Company, such approval not to be unreasonably withheld or delayed; PROVIDED, FURTHER, that Company may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such action or suit shall be controlled by the Indemnified Party. If the Indemnified Party does not notify Company that it is assuming the right to conduct and control the defense of such third party action or suit when it delivers the initial notice of the third party claim, Company shall have the right, at the expense of Company, to conduct and control, through counsel of its choosing, the defense of such third party action or suit and shall do so in good faith; PROVIDED, FURTHER, that the Indemnified Party may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such action or suit shall be controlled by Company.

               (iii) The Indemnified Party and Company shall cooperate with each other to the fullest extent possible in regard to all matters relating to the third-party claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of Company and its Subsidiaries, and, if necessary, providing the party controlling the defense of the third party claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the third party claim and its counsel to act on behalf of the other party.

               (iv) Neither the Indemnified Party nor Company shall settle any such third party claim without the consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that if such settlement involves the payment of money only and the release of all claims and the Indemnified Party is completely indemnified therefore and nonetheless refuses to consent to such settlement, Company shall cease to be obligated for such third party claim. Any compromise or settlement of the claim under this paragraph (b) shall include as an unconditional term thereof the giving by the claimant in question to Company and the Indemnified Party of a release of all liabilities in respect of such claims.

          (c) With respect to any indemnifiable claim hereunder, the amount recoverable by any Indemnified Party shall take into account any reimbursements realized by such Indemnified Party from insurance policies or other indemnification sources, arising from the same incident or set of facts or circumstances giving rise to the claim for indemnification. Upon the payment of the indemnified claim from Company to any Indemnified Party, Company shall have a right of subrogation with respect to any insurance proceeds or other rights to third party reimbursement for such claims held by the Investors.

     SECTION 8.03. ASSIGNMENT; SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that the Investors may assign, in their sole discretion, any of or all the rights, interests, and obligations of Borden under this Agreement to any Affiliate of the Investors. Subject to the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     SECTION 8.04 GOVERNING LAW. This Agreement shall be governed by and construed under the Delaware Law, without regard to the conflict of law principles of said State.

     SECTION 8.05 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

     SECTION 8.06 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.



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

     SECTION 8.07 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be delivered:
(a) by hand; (b) by U.S. mail, certified mail, return receipt requested; or (c) by facsimile to the party to be notified, at the following address or telecopy number indicated for such party, or at such other address or telecopy number as such party may designate by ten (10) days' advance written notice to the other parties:

                  If to Company:

                               CareCentric, Inc.
                               2625 Cumberland Parkway, Suite 310
                               Atlanta, Georgia 30339
                               Attention: Mr. John R. Festa
                               Telecopy: (770) 384-1597

                               with copies to:

                               Arnall Golden Gregory LLP
                               2800 One Atlantic Center
                               1201 West Peachtree Street
                               Atlanta, Georgia  30309-3450
                               Attention: Sherman A. Cohen
                               Telecopy: (404) 873-8631

                               Alston & Bird LLP
                               One Atlantic Center
                               1201 West Peachtree Street
                               Atlanta, Georgia  30309
                               Attention: Alexander W. Patterson
                               Telecopy: (404) 253-8289

                  If to Borden or the Investors:

                               260 North Elm Street
                               Westfield, Massachusetts 01085
                               Attention: John E. Reed
                               Telecopy: (413) 564-5814

                               with copies to:

                               Kilpatrick Stockton LLP
                               1100 Peachtree Street
                               Suite 2800
                               Atlanta, Georgia  30309
                               Attention: Bruce D. Wanamaker
                               Telecopy: (404) 815-6555

Notices shall be deemed to have been given and served: (i) where delivered by hand, at time of delivery; (ii) where delivered by U.S. mail, on acknowledgment of receipt as shown by the date indicated on the return receipt as having been received; and (iii) where delivered by facsimile, 24 hours after transmission confirmation by the transmitting machine unless, within those 24 hours the intended recipient has informed the sender that the transmission was received in an incomplete or garbled form, or the transmission report of the sender indicates a faulty or incomplete transmission. If such receipt is on a day that is not a working day or is later than 5 p.m. (local time) on a working day, the notice shall be deemed to have been given and served on the next working day.

     SECTION 8.08 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power, or remedy accruing to Borden or any Investor upon any breach or default of Company under this Agreement shall impair any such right, power, or remedy of Borden or the Investors, nor shall it be construed to be a waiver of any such breach or default or an acquiescence thereto, or to any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Borden or any Investors of any breach or default under this Agreement, or any waiver on the part of Borden or any Investor of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.

     SECTION 8.09 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     SECTION 8.10 AMENDMENTS AND WAIVERS. This Agreement may be amended by the parties at any time prior to the Effective Time; PROVIDED, HOWEVER, that, upon obtaining the Requisite Vote, no amendment shall be made that by law requires further approval by the stockholders of Company, without such approval. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, Borden or Company may, to the extent legally allowed, extend the time specified herein for the performance of any of the obligations or other acts of the other, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or waive compliance by the other with any of the agreements or covenants of such other party or parties (as the case may be) contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party or parties to be bound thereby. No such extension or waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies.

     SECTION 8.11 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

     SECTION 8.12 ENTIRE AGREEMENT. This Agreement, the documents referred to herein and the documents delivered in connection herewith constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     SECTION 8.13. DEFINITIONS. For purposes of this Agreement:

          (a) an "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) a "BUSINESS DAY" means a day other than a Saturday, Sunday or federal holiday;

          (c) a "CONTINUING HOLDER" means a Person who, as of the Measurement Date, Held the Minimum Number or more of shares of Company Common Stock;

          (d) a "GOVERNMENTAL ENTITY" means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

          (e) "HELD" means having the power to vote or dispose, or to direct the voting or disposition, of Company Common Stock, PROVIDED, HOWEVER, that no Person will be deemed to have Held shares of Company Common Stock with respect to which such Person has an obligation to forward communications to beneficial owners pursuant to Rule 14b-1 or Rule 14b-2 promulgated under the Exchange Act;

          (f) "HELD OF RECORD" has the meaning assigned in Rule 12g5-1 under the Exchange Act, as interpreted by the SEC;

          (g) as it relates to Company, "KNOWLEDGE" or "KNOWN" means, with respect to any matter in question, or refers to, the actual knowledge of the chief executive officer or chief financial officer of Company;

          (h) a "MATERIAL ADVERSE EFFECT" on or with respect to Company means any state of facts, change, development, effect or occurrence (any such item, an "EFFECT") that is, or is likely to be, materially adverse to (i) the business, assets, liabilities, operations, results of operations, properties (including intangible properties), regulatory status or condition (financial or otherwise) of Company and its subsidiaries, taken as a whole; (ii) the legality, validity, binding effect or enforceability of this Agreement, or (iii) the ability of Company to perform its obligations under this Agreement; PROVIDED, HOWEVER, that for purposes of clause (i) of this definition, an Effect shall be deemed to be "materially adverse" only if it will, or would reasonably be expected to, cost Company (or reduce its value by) an amount equal to or in excess of $375,000; PROVIDED, FURTHER, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a material adverse effect on or with respect to Company: (A) actions or omissions of Company or any Subsidiary of Company taken with the prior written consent of Borden; (B) any change in the price or trading volume of Company Common Stock in and of itself (but not any Effect underlying such change); (C) any Effect to the extent (I) resulting from changes affecting the United States economy in general or (II) generally affecting the industries in which Company operates, except, in the case of this clause (C)(II), if the impact on Company's business is materially disproportionate to the impact on the business of other entities operating in such industries; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions; or
(E) any Effect to the extent resulting from the announcement or pendency of the Merger (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Merger);

          (i) "MINIMUM NUMBER" means any one (but not more than one) of the following three numbers, as determined by the Board of Directors (or a committee thereof) of Company in its sole discretion: (i) 4,000; (ii) 7,000; or (iii) 10,000;

          (j) a "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity;

          (k) a "SMALL STOCKHOLDER" means a Person who, as of the Measurement Date, Held fewer than the Minimum Number of shares of Company Common Stock; and

          (l) a "SUBSIDIARY" of any Person means another Person (i) of which 50% or more of any class of capital stock, voting securities, other voting ownership or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

     SECTION 8.14. INTERPRETATION. When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words include, includes or including are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words hereof, hereto, hereby, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed personally or by a duly authorized representative thereof, all as of the date first written above.

                                 COMPANY:

                                 CareCentric, Inc.



                                 By:  /s/ John R. Festa
                                     -------------------------------------------
                                     John R. Festa, President and Chief
                                     Executive Officer

                                 BORDEN:

                                 Borden Associates, Inc.



                                 By: /s/ John E. Reed
                                     -------------------------------------------
                                     John E. Reed, President

                                 INVESTORS:


                                 /s/ John E. Reed
                                 -----------------------------------------------
                                 John E. Reed


                                 /s/ Stewart B. Reed
                                 -----------------------------------------------
                                 Stewart B. Reed


                                 /s/ James A. Burk
                                 -----------------------------------------------
                                 James A. Burk





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